Exhibit 99.2

Non-GAAP Details

Non-GAAP operating income excludes the impact from acquisition accounting adjustments to deferred revenue and costs, stock-based compensation expense, and amortization of acquisition intangible assets, integration and transaction costs related to acquisitions.  Non-GAAP operating income is not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, non-GAAP operating income is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP operating income has limitations in that it does not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and that such measure should only be used to evaluate its results of operations in conjunction with the corresponding GAAP measures.

The use of non-GAAP operating income facilitates management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. The Company included non-GAAP operating income in its letter to shareholders because it believes it is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. The Company believes that the presentation of non-GAAP operating income when shown in conjunction with the corresponding GAAP measure provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

Reconciliation Between GAAP and Non-GAAP Operating Income

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	December 31,
	2012	2011

Earnings from operations on a GAAP basis	$17,718	$16,793
GAAP operating margin	3.6%	4.4%

Non-GAAP Adjustments:
Amortization of intangible assets	—	1,053
Purchase accounting adjustment to StraTech & Incentra deferred revenue and cost, net	873	108
Total gross margin adjustments	873	1,161

Stock based compensation expense included in sales and marketing	640	782
Stock based compensation expense included in general and administrative	1,341	1,259
Stock based compensation expense included in engineering	594	516
Other income from Cross buyout	—	(553)
Integration and transaction costs	359	454
Amortization of intangible assets	4,196	1,766
Total operating expense adjustments	7,130	4,224

Non-GAAP operating income	25,721	22,178
Non-GAAP operating margin	5.2%	5.8%